EXHIBIT 99.10

Contact Jeffrey M. Jonas, MD                    Thomas Redington
        Chief Executive Officer                 203/222-7399
        816/960-1333                            212/926-1733

                  AVAX Cancer Vaccine Shrinks Tumors, Prolongs
               Life, In Study Reported At Key US Oncology Meeting

                         Findings Support Earlier Tests
                  Showing Halt In Spread Of Deadly Skin Cancer

      LOS ANGELES, CA MAY 19 -- AVAX Technologies, Inc. (Nasdaq: AVXT) announced today that documented evidence of Stage 4 malignant melanoma lung tumor shrinkage caused solely by a vaccine was presented yesterday at a national meeting of clinical oncologists.

      One of the patients in the study lived nearly three times longer than similar patients with Stage 4 melanoma, and three others are alive beyond the current average survival time.

      The findings support earlier studies of M-Vax(TM) conducted in Stage 3 melanoma patients that showed the experimental vaccine combated the spread of micro-metastases, the biological seeds of tumor growth.

      Details of the small clinical study were presented here at the 1998 Annual Meeting of the American Society of Clinical Oncology by the principal investigator, David Berd, MD, chairman of the Scientific Advisory Board of AVAX Technologies, Inc., Kansas City, Missouri, which holds the worldwide license to the technology. Dr. Berd is the inventor of the technology, and also serves as professor of medicine at Thomas Jefferson University's Kimmel Cancer Center in Philadelphia, Pennsylvania.

      Although several cancer vaccine approaches are under study by others, AVAX's technology is the first to provide scientific proof of principle that a vaccine alone - without concurrent use of other drugs - shrinks melanoma tumors in the lung.

      The study provides the first known X-ray evidence of Stage 4 melanoma lung tumor regression with vaccine administration alone. The treatment does not use nor rely on chemotherapeutic agents. Jeffrey M. Jonas, MD, president and chief executive officer of AVAX, stated "These results provide additional support for our efforts in developing M-Vax, which we believe is the first practical hope for a vaccine that would be capable of halting the spread of metastatic melanoma, the deadly skin cancer, without the toxicity associated with chemotherapy."

      Dr. Berd's presentation discussed a treatment for advanced (Stage 4) melanoma patients whose cancers had metastasized to the lung.

      Sixteen evaluable Stage 4 melanoma patients with metastases limited to the lung were treated with M-Vax, the experimental product. Tumor shrinkage was seen in four of the 16, with three ranging from 75 to 90 percent shrinkage and a fourth showing just under 50 percent shrinkage.


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      The four patients whose tumors shrank also experienced survival beyond normal expectations, which is usually considered to be 6-12 months after being diagnosed with Stage 4 melanoma of this type. Three of the four patients are still living, having completed treatment between 15 and 24 months ago. The deceased patient lived 35 months after treatment, or nearly three times longer than the current average.

      An earlier study involved Stage 3 melanoma patients who had been treated post-surgically with M-Vax. The findings, published in the Journal of Clinical Oncology (Vol.15, No.6, 6/97), showed that 58 percent of the patients survived for five years, compared to 22 percent for historical controls.

      M-Vax is AVAX's initial autologous cell vaccine ("AC Vaccine") for the treatment of melanoma. The AC Vaccine is manufactured by a process involving the removal of a patient's own tumor cells, modifying them with a small molecule known as a hapten, and reintroducing the product back into the patient. The approach is based on the premise that a patient's immune response to a strongly immunogenic, hapten-modified tumor antigen may be followed by the development of an immune response to the unmodified tumor antigen.

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

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      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed

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from time to time in AVAX's public disclosure filings with the Securities and
Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and all the company's subsequent Quarterly Reports on Form 10-QSB. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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